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                                                                       EXHIBIT 5


                              BRIDGE LOAN AGREEMENT


THIS AGREEMENT dated for reference the 15th day of August, 2001,

BETWEEN:
                           FORUM INTERAMERICAN CORP., a Panamanian company (herein called the "Lender")
AND:
                           COMMERCIAL CONSOLIDATORS CORP., a Panamanian company (herein called the "Borrower")
AND:
                           COMMERCIAL CONSOLIDATORS CORP., a corporation duly incorporated under the laws of Alberta, Canada (herein called the "Guarantor")
WHEREAS:

         A. The Lender has agreed to make a loan to the Borrower for the purpose of general corporate working capital;

         B        The Borrower is a wholly owned subsidiary of the Guarantor, and the Guarantor has agreed to guarantee the obligations of the Borrower hereunder; and

         C. The parties have agreed to enter into this Agreement on the terms and conditions as hereinafter described.

         NOW THEREFORE. in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

         1.       DEFINITIONS AND INTERPRETATION

                  1.1 Where used herein or in any amendment hereto, unless the context otherwise requires, each of the words and phrases set out in Schedule "A" annexed hereto will have the meanings set forth therein.

                  1.2 "Herein," "hereunder," and similar terms refer to this Agreement as a whole and not to any specific clause or provision thereof.

                  1.3 Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

                  1.4 If any provision, covenant, or agreement contained in this Agreement is invalid or unenforceable, in whole or in part, then such invalid or unenforceable provision, covenant, or agreement or part thereof will be severed from and will not affect the validity or enforceability of the remainder of this Agreement.

                  1.5 Any reference in this Agreement to a statute will include any amendment or successor statute and any regulations thereunder in force from time to time.

                  1.6 The headings appearing in this Agreement have been inserted for convenience of reference only and in no way define, limit, or enlarge the scope or meaning of the provisions of this Agreement.

                  1.7 Unless otherwise stated, all references in this Agreement to a designated "Section," "Subsection," or other subdivision or to a schedule is to the designated section, subsection, or other subdivision of, or schedule to, this Agreement.


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                  1.8      This Agreement will ensure to the benefit of and be
binding upon the successors and assigns of the Lender and the personal representatives, successors and permitted assigns of the Borrower and the Guarantor.

                  1.9 This Agreement will be governed by and construed in accordance with the law of Ontario and the federal laws of Canada applicable therein (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction) and the Parties submit to the non-exclusive jurisdiction of the courts of Ontario, and to the extent they may legally do so, waive the right to a jury in any trial relating to this Agreement. the Loan or any right or obligation related thereto.

                  1.10 Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

                  1.11 The following Schedules attached hereto are hereby incorporated into this Agreement and form a part hereof:

                           (a)      Schedule A-- Definitions;

                           (b)      Schedule B-- Promissory Note;

                           (c)      Schedule C-- Permitted Encumbrances;

                           (d)      Schedule D-- Warrant Certificate;

                           (e)      Schedule E-- Principal Place of Business and
Chief Executive Office of the Borrower, Guarantor and Material Subsidiaries and Location of Assets;

                           (f)      Schedule F-- Guarantee;

                           (g)      Schedule G-- General Security Agreement;

                           (h)      Schedule H-- Directors, Officers and
Material Subsidiaries; and

                  1.12 Unless the context otherwise requires, all terms defined in the body of this Agreement will have the same meaning in the Schedules attached hereto.

         2.       LOAN

                  2.1 The Lender will advance to the Borrower, by way of a single draw on the Closing Date, the sum of US $400,000 (the "Loan"), subject to the terms and conditions contained herein and evidenced by the Note.

         3.       INTEREST RATE

                  3.1 The Loan or so much thereof as is outstanding from time to time will bear interest at the rate of 14% per annum.

                  3.2 Interest on the Loan will be calculated and payable monthly in arrears, both before and after maturity.

                  3.3 All overdue and unpaid interest, fees, costs and other amounts payable by the Borrower hereunder or under the Security Documents will bear interest both before and after each of maturity, default and judgment at the rate specified in Subsection 3.1 hereof.

                  3.4 If the interest charged or chargeable on the Loan advanced, pursuant to this Agreement, would constitute an illegal rate of interest, then the interest charged or chargeable under this Agreement will be


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reduced so that the total interest charged or chargeable will be that rate of interest which is 1% per annum less than the minimum rate, which would be an illegal rate of interest calculated in accordance with generally accepted actuarial practices and principles approved by the Canadian Institute of Actuaries. Such reduction will be effected by reducing or refunding to the Borrower such of those fees, charges and expenses (or a combination thereof) constituting "interest" (as such term is defined or determined by the statute, establishing or defining illegal rates of interest) payable hereunder, as may be designated by the Lender.

                  3.5 Any and all payments by the Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, duties, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding taxes imposed on the Lender's income and by virtue of the Lender's operations) imposed by any Governmental Authority (all such non-excluded taxes, levies, duties, imposts, deductions, charges, withholdings and liabilities will be hereinafter defined as "Taxes"). If the Borrower will be required by the laws of any Governmental Authority to deduct or withhold any Taxes from or in respect of any sum payable to the Lender hereunder:

                           (a)      the sum payable will be increased as may be
necessary so that after making all deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this
Section 3) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                           (b)      the Borrower will make such deductions and
withholdings; and

                           (c)      the Borrower will pay the full amount
deducted to the relevant taxation authority or other authority in accordance with applicable tax law and provide to the Lender evidence of such payment.

                  3.6 The Borrower will indemnify the Lender for the full amount of any Taxes (other than Excluded Taxes) imposed by a Governmental Authority on amounts payable by the Borrower under this Agreement paid or payable by the Lender (including, without limitation, any applicable sales, use. excise or other tax of a like nature) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, and any Taxes (other than Excluded Taxes) levied or imposed with respect to any indemnity payment made under this Section 3. This indemnification will be made within five
(5) business days after the date the Lender makes written demand therefor.

         4.       REPAYMENT

                  4.1 The Principal, together with any accrued but unpaid interest, will become due and payable to the Lender 180 days after the Closing Date (the "Maturity Date").

                  4.2 Interest on the outstanding balance of the amount or amounts advanced under the Loan, at the interest rate specified in Subsection
3.1 hereof, calculated as provided in Subsection 3.2 hereof, will become due and be paid monthly in arrears on the first day of each month during the Term until the Principal and the interest thereon have been fully paid and satisfied.

                  4.3 All payments made by the Borrower under the Loan will be applied firstly in payment of interest accrued to the date of such payment and secondly in payment of Principal.

                  4.4 All payments to be made by the Borrower to the Lender under this Agreement will be made by wire transfer to the Lender's account at:


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                           Dresdner Bank Lateinamerika AG
                           Miami Branch
                           801 Brickell Avenue
                           Miami, Florida  33131
                           (Phone: 305-373-0000)
                           ABA:     066010856
                           Account of: FORUM INTERAMERICAN CORPORATION
                           Account No. 02-638-368

or at such other place as the Lender may specify in writing delivered to the Borrower. Any payment of interest or Principal delivered or made to the Lender by 3:00 P.M. Eastern Time on any business day will be credited as of that day, but if made after that time, will be credited as of the next business day.

         5.       PREPAYMENT

                  5.1 Upon the Borrower giving the Lender five (5) business days' notice thereof, the Borrower may, without incurring any penalty, reduce the Principal in multiples of US $100,000 by paying such amounts to the Lender in the same manner as provided in Subsection 4.4 hereof, provided that the Borrower is not then in default hereunder and there is no outstanding default by the Guarantor under the Security Documents.

         6.       COVENANTS OF THE BORROWER AND GUARANTOR

                  6.1 During the period that the Loan is outstanding, the Borrower and the Guarantor jointly and severally covenant and agree as follows:

                           (a)      the Borrower will repay the Loan and pay
interest thereon and all fees, costs, and other amounts payable hereunder at the times and in the manner herein provided;

                           (b)      each of the Borrower and the Guarantor will:

                                    (i)      conduct its business and affairs
diligently and only in the ordinary course, and preserve and maintain the goodwill and corporate existence of the Borrower;

                                    (ii)     afford to the Lender and its
authorized representatives access during normal business hours to all properties, books, contracts, commitments and records of the Borrower, Guarantor and Material Subsidiaries, and furnish such copies (certified if requested) thereof and other information as the Lender may reasonably request, and permit the Lender and its authorized representatives to make such audit of the books of account of the Borrower, Guarantor and Material Subsidiaries and the physical verification of the assets of the Borrower, Guarantor and Material Subsidiaries as the Lender may reasonably see fit:

                                    (iii)    comply with and conduct their
respective businesses in accordance with all terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court, domestic or foreign, or Governmental Authority, as applicable to the Borrower and Guarantor or the business conducted by the Borrower and Guarantor;

                                    (iv)     provide prompt written notice to
the Lender of:

                                             A.       any Change in Control of
                                                      the Borrower, Guarantor or
                                                      any of the Material
                                                      Subsidiaries;

                                             B.       any litigation commenced
                                                      against the Borrower,
                                                      Guarantor or any of the
                                                      Material Subsidiaries;

                                             C.       any material adverse
                                                      change in the Borrower or
                                                      in the business operations
                                                      of the Borrower, Guarantor
                                                      or any of the Material
                                                      Subsidiaries;

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                                             D.       the occurrence of an Event
                                                      of Default;

                                             E.       any occurrence that is or
                                                      that will, with the giving
                                                      of notice or lapse of
                                                      time, result in an Event
                                                      of Default;

                                             F.       any change of name of any
                                                      of the Borrower, Guarantor
                                                      or any of the Material
                                                      Subsidiaries;

                                             G.       the acquisition by the
                                                      Borrower, the Guarantor or
                                                      any of the Material
                                                      Subsidiaries of any other
                                                      business;

                                             H.       the relocation of any
                                                      material assets of the
                                                      Borrower, Guarantor or any
                                                      of the Material
                                                      Subsidiaries outside of
                                                      their existing jurisdic-
                                                      tion of operations;

                                             I.       the occurrence of a
                                                      default under any other
                                                      loan agreement or other
                                                      material agreement of the
                                                      Borrower, the Guarantor
                                                      or any of the Material
                                                      Subsidiaries; or

                                             J.       the incurring of any
                                                      funded debt or granting of
                                                      any security by any of the
                                                      Borrower, the Guarantor,
                                                      or any of the Holding
                                                      Subsidiaries or the
                                                      Material Subsidiaries;

                                    (v)      maintain insurance as is, from time
to time, determined by the board of directors acting reasonably, to be appropriate;

                                    (vi)     use the proceeds of the Loan for
general corporate working capital purposes only;

                                    (vii)    including any of the Material
Subsidiaries, preserve and maintain their corporate existence, rights, charter and licences, operations, contracts and other arrangements, and the security granted hereunder, and will continue to engage in those businesses now conducted by them and those businesses reasonably related thereto;

                                    (viii)   provide financial statements and
other required information to the Lender in accordance with Subsection 6.4 of this Agreement;

                                    (ix)     as it pertains to the Guarantor,
maintain compliance with the Financial Tests; and

                                    (x)      give prior notice to the Lender
with respect to any act undertaken which is contemplated by this Agreement to only be permissible where such act is consistent with the Business Plan, said notice to include an officer's certificate confirming that such act is consistent with the Business Plan and detailing how such act is consistent with the Business Plan.

                  6.2 The Borrower and the Guarantor jointly and severally covenant that they will not at any time during the period that the Loan is outstanding:

                           (a)      incur funded debt, nor will they permit any
wholly-owned subsidiary of either the Guarantor or the Borrower to incur any funded debt other than where such debt is incurred by the Guarantor or by a subsidiary other than any of the Borrower, the Holding Subsidiaries and Material Subsidiaries for purposes consistent with the Business Plan, provided that any such debt is not secured in circumstances where such security would take priority to the security granted by the Guarantor hereunder or pursuant to the Security Documents, except for Permitted Indebtedness, and any further credit facility which has been consented to in writing by the Lender, such consent not to be unreasonably withheld;


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                           (b)      sell, transfer or lease all, or
substantially all, of the assets and capital of either the Borrower, the Guarantor, or any of the Holding Subsidiaries or Material Subsidiaries other than in the ordinary course of business of either the Borrower, the Guarantor, or any of the Material Subsidiaries, and in any event, only with the prior written consent of the Lender, such consent not to be unreasonably withheld;

                           (c)      guarantee any debt of any person, nor will
they permit any wholly-owned subsidiary of either the Borrower or the Guarantor to guarantee any debt of any Person without the prior written consent of the Lender, such consent not to be unreasonably withheld (provided that the endorsement or deposit of a check in the ordinary course of business will not be deemed to be a guarantee of the issuer or any other endorser thereof);

                           (d)      except for the Permitted Encumbrances and
Subsequent Credit Facilities, grant a security interest in any of the assets of the Borrower or the Guarantor, nor will they permit any of the Holding Subsidiaries or Material Subsidiaries to grant any security interest which is not a Permitted Encumbrance in any of their assets other than where the granting of such security interest is for purposes consistent with the Business Plan;

                           (e)      undergo an amalgamation, merger or other
corporate reorganization (whether by plan of arrangement or otherwise) with another Person, amend its articles or continue its corporate existence into another jurisdiction without the prior written consent of the Lender, such consent not to be unreasonably withheld;

                           (f)      undergo a Change of Control without the
prior written consent of the Lender, such consent not to be unreasonably withheld, except in the event that a Change of Control results in an increase in capital, in cash, of the Borrower which cash is applied to reduce the amount of the Loan outstanding and owing to the Lender;

                           (g)      materially alter the capital structure of
the Borrower or the Guarantor other than in a manner consistent with the Business Plan;

                           (h)      appoint a new auditor other than in
circumstances where the outgoing auditor confirms there were no "reportable events" occurring prior to such auditor's termination or resignation as contemplated by National Policy Statement 31, as promulgated by the Canadian Securities Administrators or any amendment or replacement thereto;

                           (i)      declare any dividend on the shares of the
Borrower or Guarantor, or purchase or redeem any of the outstanding and issued shares in the capital of the Borrower or the Guarantor; and

                           (j)      incur or permit a wholly-owned subsidiary to
incur capital expenses exceeding US $200,000. in aggregate per fiscal year of the Guarantor other than capital expenses incurred by the Guarantor for purposes consistent with the Business Plan or where such capital expense has been consented to by the Lender, such consent not to be unreasonably withheld.

                  6.3 The Guarantor hereby grants the Lender observer status on the board of directors of the Guarantor, whereby the Lender will receive notice of (including copies of all materials provided from time to time to the directors) and may attend and participate in, but may not vote at, any meeting of the board of directors of the Guarantor during the period that the Loan is outstanding.

                  6.4 During the period that the Loan is outstanding, the Borrower and Guarantor covenant and agree as follows:

                           (a)      The Borrower, Guarantor and Material
Subsidiaries will maintain a system of accounting and reporting established and administered in accordance with GAAP and satisfactory to the Guarantor's auditors or accountants respectively, and they will at all times maintain, at their respective principal business office, proper books of account which will contain accurate and complete records of all transactions, receipts, expenses. assets and liabilities conducted by them; and


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                           (b)      The Guarantor will prepare and provide to
the Lender:

                                    (i)      within 60 days of the end of each
quarterly period in each fiscal period, internally generated consolidated financial statements of the Guarantor, including a balance sheet, profit and loss statement, and a statement of changes in financial position as at the end of such quarterly period, prepared in accordance with GAAP;

                                    (ii)     within 140 days of the end of each
fiscal period, audited consolidated financial statements for the Guarantor, including a balance sheet and profit and loss statement, and a statement of changes in financial position, prepared in accordance with GAAP;

                                    (iii)    with each of the financial
statements submitted under Subsections 6.4(b)(i) and 6.4(b)(ii) hereof, a certificate executed by the Chief Financial Officer of the Guarantor to the effect that to his or her knowledge no Event of Default or event which, upon notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing, that the covenants contained in this Agreement are all complied with, and that the representations and warranties contained in this Agreement and any Security Document are true and correct in all material respects as at that date; and

                                    (iv)     promptly, from time to time, such
other information, accounts, data, cash flow analyses and projections regarding the operations, business affairs and financial condition of the Borrower, Guarantor and their subsidiaries as the Lender may reasonably request.

                  6.5 The Guarantor and the Borrower covenant and agree to obtain and deliver to the Lender, within 30 days following the date hereof, executed priority agreements in a form acceptable to the Lender, acting reasonably, pursuant to which the lenders under the Other Bridge Loans acknowledge that the security granted by the Guarantor to the Lender, pursuant to the Security Documents, will rank pari passu with any security granted by the Guarantor as security for the obligations of the Guarantor pursuant to the Other Bridge Loans.

                  6.6 The Guarantor and the Borrower covenant and agree to obtain and deliver to the Lender, within 30 days following the date hereof, CDNX approval as to the grant and terms of the Warrants contemplated in this Agreement.

         7.       LENDER'S COVENANTS

                  7.1 The Lender covenants that any security granted by the Guarantor hereunder or pursuant to the Security Documents will rank pari passu with any security granted by the Guarantor pursuant to the terms of any Subsequent Credit Facility, provided that the form of such security is on terms materially identical to the Security Documents or consented to by the Lender, such consent not to be unreasonably withheld.

                  7.2 The Lender agrees to provide such priority agreements in connection with the Subsequent Credit Facility as the Borrower may reasonably request so as to enable security granted in respect of such facilities to rank pari passu with security granted by the Guarantor hereunder or pursuant to the Security Documents.

         8.       SECURITY DOCUMENTS

                  8.1 As security for repayment of the Loan, and for the observance and performance of all other indebtedness and liabilities of the Borrower to the Lender, the Borrower and the Guarantor, as applicable, will provide or cause to be provided to and in favor of the Lender, in a form and upon terms satisfactory to the Lender's Solicitors, the following security:

                           (a)      the Note;

                           (b)      the unlimited, irrevocable and unconditional
guarantee from the Guarantor to the Lender in the form attached hereto as Schedule "G" (the "Guarantee"); and


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                           (c)      the General Security Agreement granted by
the Guarantor in favor of the Lender creating a security interest over all of the Guarantor's present and after acquired personal property in the form attached hereto as Schedule "H" (the "GSA"), and subject only to the Permitted Encumbrances, provided that it is acknowledged that such security will rank pari passu with security granted by the Guarantor in respect of the Other Bridge Loans.

         9.       EVENTS OF DEFAULT

                  9.1 At the option of the Lender, the whole of the outstanding balance of the Loan will immediately become payable, the Security Documents will become enforceable and the Lender may take any action, suit remedy or proceeding authorized or permitted under any of the Security Documents or at law or at equity upon the happening of any one or more of the following events:

                           (a)      Borrower's Payments-- if the Borrower
defaults in any payment of monies payable by it hereunder when the same becomes due hereunder;

                           (b)      Non-Performance -- if the Borrower or the
Guarantor makes default in the observance or performance of anything required to be done or any covenant or condition to be observed or performed hereunder which is not a payment default and such default is not remedied within 15 days after notice thereof has been received by the Borrower;

                           (c)      Guarantor's Payments-- if the Guarantor
defaults in any payment of monies payable by it under any of the Security Documents when the same becomes due thereunder;

                           (d)      Non-Performance -- if the Guarantor makes
default in the observance or performance of anything required to be done or any covenant or condition to be observed or performed pursuant to the Security Documents which is not a payment default and such default is not remedied within 15 days after notice thereof has been received by the Guarantor;

                           (e)      Misrepresentation -- if any representation
or warranty given hereunder by the Borrower or the Guarantor or by any director or officer thereof is untrue in any material respect;

                           (f)      Winding-Up-- if an order is made or a
resolution is passed for the winding-up of the Borrower or Guarantor, or if a petition is filed for the winding-up of the Borrower or Guarantor;

                           (g)      Bankruptcy-- if the Borrower or Guarantor
commits or threatens to commit any act of bankruptcy; becomes insolvent; or makes an assignment or proposal under applicable bankruptcy and insolvency legislation, a general assignment in favor of its creditors, or a bulk sale of its assets; or if a bankruptcy petition is filed or presented against the Borrower or Guarantor;

                           (h)      Receivership-- if a receiver, receiver and
manager, or receiver-manager, or any person with like powers, is appointed for all or any material portion of the assets of the Borrower or Guarantor;

                           (i)      Arrangement-- if any proceedings with
respect to the Guarantor are commenced under the Companies Creditors Arrangement Act (Canada) or the Bankruptcy and Insolvency Act (Canada) or any similar statute under the laws of any other jurisdiction; and

                           (j)      Other Indebtedness -- if the Borrower or
Guarantor permits any sum which has been admitted as due by it, or is not disputed as due by it. and which forms or is capable of being made a charge upon any of the property of the Borrower, Guarantor or of any of the Material Subsidiaries, as the case may be, to remain unpaid for 30 days after proceedings have been taken to enforce the same.


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         10.      ISSUANCE OF WARRANTS

                  10.1 As further consideration for the issuance of the loan granted by the Lender, the Borrower and the Guarantor agree to the issuance of 25,000 warrants, each warrant entitling the holder of such warrant to purchase one common share of the Guarantor at the price of $4.18 per share.

                  10.2 If the issuance of the Warrants as contemplated in Subsection 10.1 is required by CDNX to be effected at a price per share which is greater than $4.18 per share, the Company shall forthwith issue a replacement warrant certificate reflecting such adjusted price and, in the event that the Lender exercises the Warrants and immediately upon such exercise, the Borrower shall pay to the Lender the cash equivalent of the difference between such prices (multiplied by the number of Warrants then exercised) as a deferred fee in respect of the Loan. Such fee shall be an obligation of the Borrower secured by the Security Documents.

         11.      REPRESENTATIONS AND WARRANTIES OF THE BORROWER AND GUARANTOR

                  11.1 The Borrower and the Guarantor jointly and severally warrant and represent to the Lender, with the intent that the Lender will rely thereon in entering into this Agreement and in advancing the Loan contemplated herein, that:

                           (a)      each of the Borrower and Guarantor has the
power and capacity and good and sufficient right and authority to enter into this Agreement and those Security Documents to which it is a party on the terms and conditions herein set forth and has the power, authority and capacity to conduct the business as now conducted by it;

                           (b)      each of the Borrower, Guarantor and the
Material Subsidiaries is duly incorporated, validly existing and in good standing under the laws of its incorporating jurisdiction;

                           (c)      Schedule "I" hereto lists each of the
Borrower's and Guarantor's authorized and issued share capital, their directors and officers, and their ownership of shares in any other corporation (including, without limitation, the Material Subsidiaries) or their interest in any other entity;

                           (d)      each of the Material Subsidiaries is,
directly or indirectly a wholly-owned subsidiary of the Guarantor;

                           (e)      each of the Borrower, Guarantor and the
Material Subsidiaries holds all licences and permits required for the conduct in the ordinary course of its business and for the uses to which its assets have been or may be put and all such licences and permits are in good standing in all material respects and the conduct and uses of the same by it is in compliance in all material respects with all laws, zoning and other bylaws, building and other restrictions, rules, regulations and ordinances applicable to it, its business or its assets;

                           (f)      in respect of each of the Borrower and
Guarantor, the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof, does not and will not:

                                    (i)      conflict with or result in a breach
of or violate any of the terms, conditions, or provisions of its constating documents;

                                    (ii)     conflict with or result in a breach
of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree. regulation or ruling of any court , domestic or foreign, or Governmental Authority which it is subject or constitute or result in a default under any agreement, contract or commitment to which it is a party;

                                    (iii)    give to any person any remedy,
cause of action, right of termination, cancellation or acceleration in or with respect to any agreement, contract, or commitment to which it is a party;


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

                                    (iv)     give to any government or
Governmental Authority any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to it and which is necessary or desirable in connection with the conduct and operation of its business and the ownership, leasing or use of its assets; or

                                    (v)      constitute a default by it or an
event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any Indebtedness of it which would give any person the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument;

                           (g)      the Financial Statements were prepared in
accordance with generally accepted accounting principles applied on a basis consistent with prior reporting periods, are true and correct in every material respect and present fairly and accurately the financial condition and position of it and the results of its operations;

                           (h)      in respect of each of the Borrower,
Guarantor and the Material Subsidiaries, all of its tax returns and material reports required by law to be filed prior to the Closing Date have or will have been filed and are true or will be complete and correct, and all Taxes and other government charges (including all income, excise, sales, business and property taxes and other rates, charges, assessment, levies, duties, taxes. contributions, fees and licenses) have been accrued in the Financial Statements;

                           (i)      in respect of each of the Borrower,
Guarantor, the Holding Subsidiaries and the Material Subsidiaries there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or threatened against or affecting it at law or in equity or before or by any court or federal, provincial, state, municipal or other Governmental Authority, department, commission. board, tribunal, bureau on agency and it is not a party to or threatened with any litigation;

                           (j)      in respect of each of the Borrower,
Guarantor, the Holding Subsidiaries and the Material Subsidiaries, it is not insolvent, nor have any insolvency proceedings been commenced against it;

                           (k)      in respect of each of the Borrower,
Guarantor and the Material Subsidiaries, its principal place of business, chief executive office and the location of the Guarantor's principal tangible assets are as disclosed in Schedule "F" attached hereto;

                           (l)      in respect of each of the Borrower,
Guarantor, the Holding Subsidiaries and the Material Subsidiaries, there has not occurred, nor to the best of its knowledge is there an event which, with the passing of time, could become an Event of Default;

                           (m)      in respect of each of the Borrower,
Guarantor, the Holding Subsidiaries and' the Material Subsidiaries, it holds clear title to all of its real, personal and intellectual property, subject only to the Permitted Encumbrances and the security interest granted to the Lender pursuant to the Security Documents;

                           (n)      no proceedings for the purpose of or having
the effect of seizing or suspending trading in any securities of the Guarantor by any stock exchange, securities regulatory authority, other regulatory authority or court have been instituted or are pending, contemplated or threatened;

                           (o)      since February 28, 2001, there have been no
changes affecting the Borrower, Guarantor, the Holding Subsidiaries and any Material Subsidiaries that would constitute a material adverse change (actual, proposed on prospective) in respect of the Borrower, Guarantor and the Material Subsidiaries taken as a whole and no contingent liability that is material to the Guarantor has arisen except in each case as disclosed:

                                    (i)      by way of filings pursuant to
applicable securities laws, or

                                    (ii)     in writing by the Guarantor to the
Lender delivered to the Lender prior to the Closing Date; and any statement disclosed pursuant to Subsections 11.1(o)(i) and 11.1(o)(ii) hereof does not contain any "misrepresentations" (as defined in the Securities Act (Ontario));

                           (p)      the Lender has been provided with copies of
all material instruments and agreements including, without limitation, loan agreements and security documents, in respect of all Permitted Indebtedness;

                           (q)      each of the Holding Subsidiaries is duly
incorporated, validly existing and in good standing under the laws of its incorporating jurisdiction and each does not, as of the Closing Date, carry on any active operating business; and

                           (r)      the remaining undrawn CAD $300,000 portion
of the BDC Loan will not be drawn by the Guarantor any time during the period that the Loan remains outstanding.

         12.      WAIVER

                  12.1 The Lender may waive any breach by the Borrower or the Guarantor of any provision contained in this Agreement on in the Security Documents on any default by the Borrower or the Guarantor in the observance or performance of any covenant or condition required to be observed or performed by the Borrower or the Guarantor under the terms of this Agreement or any of the Security Documents; but any waiver by the Lender of such breach or default, or any failure to take any action to enforce its rights hereunder on under any of the Security Documents, will not extend to or be taken in any manner whatsoever to affect any subsequent breach or default or the rights resulting therefrom.

         13.      REMEDIES NOT RESTRICTIVE

                  13.1 All remedies stipulated for the Lender herein or in any of the Security Documents will be deemed to be in addition to, and not restrictive of, the remedies to which the Lender might be entitled at law or in equity. The Lender may realize on the Security Documents or any part thereof in such order as it may be advised, and any such realization by any means will not bar realization of any other security or any part or parts thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof, nor will the failure on the part of the Lender or any delay in exercising any rights under this Agreement or under any of the Security Documents operate as a waiver.

         14.      CONDITIONS OF LOAN

                  14.1 The Lender's obligation to advance the Loan to the Borrower is subject to the following conditions being satisfied:

                           (a)      the Lender receiving the following
documents:

                                    (i)      this Agreement executed by the
Borrower and the Guarantor;

                                    (ii)     the Security Documents executed by
the Borrower or the Guarantor, as applicable;

                                    (iii)    an opinion of the Guarantor's
Solicitors addressed to the Lender and the Lender's Solicitors in a form reasonably satisfactory to the Lender's Solicitors confirming the due incorporation of the Guarantor, authorization by it of the transactions contemplated herein, and validity and enforceability of the documents entered into herein, that to the best of the knowledge of the Guarantor's Solicitors, this Agreement is not in contravention of any financial arrangements of the Guarantor, and opining as to such other matters as Lender's Solicitors may reasonably require;

                                    (iv)     such other certificates, statutory
declarations, agreements or materials, in form and substance satisfactory to the lender and Lender's counsel, as the lender and Lender's counsel may request; and

                           (b)      the representations and warranties of the
Borrower and Guarantor contained herein are true and correct in all material respects at and as of the Closing except as may be disclosed in writing to and approved by the Lender;

                           (c)      as of the Closing, no Event of Default nor
any event which with the passing of time or giving of notice would become an Event of Default has occurred or is continuing;

                           (d)      the board of directors of the lender
approves by resolution the granting of the Loan, on the terms and conditions contained herein; and

                           (e)      the Guarantor is in compliance with the
Financial Tests; and

                           (f)      the boards of directors of each of the
Borrower and the Guarantor shall have authorized and approved, as applicable, this Agreement, the Security Agreements the issuance of the Warrants, and the form of Warrant Certificates, and all matters relating thereto, it being hereby represented by the Borrower and the Guarantor that such authorization and approvals have been obtained or will be obtained prior to Closing.

         15       NON-MERGER

                  15.1 It is understood and agreed that none of the execution and delivery of the Security Documents, the registration of the Security Documents, and the disbursement of funds under the Loan will in any way merger or extinguish this Agreement or the terms and conditions hereof, which will continue in full force and effect.

         16.      PARAMOUNTCY

                  16.1 In the event of any inconsistency or conflict between any of the provisions of this Agreement and any of the provisions of the Security Documents, the provisions of this Agreement will prevail; but the omission from this Agreement of any covenant, agreement, term, or condition contained in any of the Security Documents will not, of itself, be considered to be an inconsistency or a conflict.

         17.      EXPENSES

                  17.1 Whether or not the transactions contemplated hereby are consummated. the Borrower on the Guarantor will pay:

                           (a)      all of the Lender's costs and expenses
(including the Lender's reasonable legal costs) incurred in connection `with the preparation of this Agreement and all agreements and instruments provided for hereunder, and the completion of the transactions contemplated herein or incidental hereto; and

                           (b)      any costs incurred by the Lender in
enforcing its rights and remedies under the Agreement and the Security
Documents.

                  17.2 Notwithstanding the obligations of the Borrower and Guarantor contained in Subsection 17.1 hereof the Lender agrees that the amount payable by the Borrower and Guarantor in connection with the Lender's legal costs pursuant to Subsection 1 7.1(a) hereof will not exceed the total sum of CDN $3,000.00 plus disbursements and all applicable Taxes.

         18.      DISCHARGE OF SECURITY DOCUMENTS

                  18.1 If the Borrower and Guarantor are not in default under this Agreement or the Security Documents then upon payment by the Borrower of all amounts outstanding under the Loan to the Lender, the Lender will at the request and at the expense of the Borrower cancel and discharge the charges registered pursuant to the Security Documents against the Borrower and Guarantor and will execute and deliver to the Borrower all such documents and instruments which are reasonably requested for that purpose.

         19.      NOTICES

                  19.1 Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address or number:

                  If to the Lender:

                           10 Calle 7-60 Zona 9, 01009
                           Guatemala City, Guatemala
                           Attention:       Andreas Kuestermann
                           Facsimile No.: 502-331-4950

                  with a copy to:

                           Miller Thomson LLP
                           2500, 20 Queen Street West
                           Toronto, Ontario
                           M5H 3S1
                           Attention:       Robert Stewart
                           Facsimile No.: 416-595-8695

                  If to the Borrower or Guarantor:

                           5255 Yonge Street, Suite 1010
                           Toronto, Ontario
                           M2N 6P4
                           Attention:       Mike Weingarteni
                           Facsimile No.: 416-512-8348

                  with a copy to:

                           CLARK WILSON
                           Barristers and Solicitors
                           800 - 885 West Georgia Street
                           Vancouver, British Columbia
                           V6C 3H1
                           Attention:       David Cowan
                           Facsimile No.: 604-687-6314

(or to such other address or number as any party may specify by notice in writing to another party).

                  19.2 Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a Business Day will he deemed conclusively to have been effectively given on the Business Day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be,. provided such notice is received by 5:00 P.M., local time, of the addressee. Any notice which is received on a day which is not a Business Day, or on a Business Day after 5:00 P.M. local time of the addressee, will be deemed to have been received on the next following Business Day.

                  19.3 Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third Business Day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labor disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

         20.      CONSENT

                  20.1 For the purposes of those sections of this Agreement which contemplate consent by the Lender, such consent shall be deemed to have been given in circumstances where the Lender receives an informed request for such consent and does not object in writing within 10 business days of receipt of such notice.

         21.      ENTIRE AGREEMENT

                  21.1 The provisions contained herein and in the Security Documents constitute the entire agreement between the parties and supersede all previous communications, representations, and agreements. whether oral or written, between the parties with respect to the subject matter hereof, there being no representations, warranties, terms, conditions, undertakings, or collateral agreements (express, implied, or statutory), between the parties other than as expressly set forth in this Agreement.

         22.      GUARANTOR

                  22.1 By executing this Agreement, the Guarantor acknowledges the terms and conditions contained herein and covenants and agrees to perform all of the covenants and agreements herein in favor of the Lender on the part of the Guarantor.

         23.      CONFIDENTIALITY

                  23.1 Each of the parties and their respective authorized representatives and advisors will keep confidential the existence and details of the transactions contemplated by this Agreement and all information relating thereto, save as may be required by law or in order to enforce their respective rights hereunder. In the event that the Agreement is terminated for any reason, each of the parties will keep in the strictest confidence all such information, except to the extent that the disclosure of such information is required as a matter of law.

         24.      COUNTERPARTS

                  24.1 This Agreement may be executed in several counterparts or by facsimile, each of which will be deemed to be an original and all of which will together, for all purposes, constitute one and the same instrument, binding on the parties notwithstanding that the parties are not signatory to the same counterpart or facsimile.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the ____ day of __________, 2001.


                                           FORUM INTERAMERICAN CORP.


                                           Per: /s/Authorized Signatory
                                           ----------------------------
                                               Authorized Signatory



                                           COMMERCIAL CONSOLIDATORS CORP.,
                                           a Panamerican company


                                           Per: /s/Authorized Signatory
                                           ----------------------------
                                               Authorized Signatory

                                           COMMERCIAL CONSOLIDATORS CORP.,
                                           An Alberta corporation


                                           Per: /s/Authorized Signatory
                                                Authorized Signatory

                                   SCHEDULE A

                                   DEFINITIONS



1.1      In this Agreement:

         (a) "Bank Indebtedness" means the aggregate of any Indebtedness of the Borrower or the Guarantor, as the case may be, owed to any chartered bank. trust company, insurance company, credit union on other similar financial institution:

         (b) "BDC Loan" means that credit facility provided by Business Development Bank of Canada to the Guarantor pursuant to a letter agreement dated October 13, 1999 and accepted inter alia by the Guarantor on October 14. 1999, with an outstanding principal amount of up to CAD $300,000;

         (c) "Business Day" means any day other than a Saturday, Sunday or statutory holiday in Ontario;

         (d) "Business Plan" means that business plan of the Guarantor attached as Schedule I hereto;

         (e) "Change of Control" means a change of ownership of a majority of the voting shares in the capital stock of a company;

         (f) "Closing" means the completion of the transactions contemplated hereby in accordance with the terms hereof on or with the effect as of the Closing Date;

         (g) "Closing Date" means August 15, 2001, or such date as the parties may agree to in writing;

         (h) "Common Shares" means those common shares in the capital of the Guarantor which are currently traded on the CDNX under the stock exchange symbol CCZ;

         (i) "Consolidated Current Assets" means for any person, the consolidated current assets of such person determined in accordance with GAAP;

         (j) "Consolidated Current Liabilities" means for any person, the consolidated current liabilities of such person, determined in accordance with GAAP;

         (k)      "Current Ratio" means, at any date, the ratio of:

                  (i) Consolidated Current Assets of the Guarantor at such date; to
                  (ii) Consolidated Current Liabilities of the Guarantor at such date;

         (l) "Encumbrance" means any mortgage, debenture, charge, hypothecation, pledge, lien or other security interest or encumbrance of any kind or nature, regardless of form and whether consensual or arising by law, statutory or otherwise that secures payment of any indebtedness or the performance of any obligation or creates in favor of or grants to any person any proprietary right;

         (m)      "Event of Default" means the breach of any covenant set out in
                  Section 7 hereof or any of the events or circumstances mentioned in Section 9 hereof;

         (n)      "Excluded Taxes" means. in relation to the Lender:

                  (i) any taxes imposed on the Lender's net income or capital by any Governmental Authority as a result of the Lender:

                           A. carrying on a trade or business subject to such Governmental Authority or having a permanent establishment subject to such Governmental Authority;

                           B. being organized under the laws of such Governmental Authority; or

                           C. being or being deemed to be resident of such Governmental Authority; or

                  (ii) any taxes imposed solely by reason of the failure of the Lender to comply with any certification, identification or other reporting requirements imposed by applicable laws with respect to nationality, residence or other connection with the relevant jurisdiction;

         (o) "Financial Statements" means consolidated and unconsolidated unaudited financial statements for the most recent quarter ending May 31, 2001, for each of the Borrower and the Guarantor;

         (p) "Financial Tests" means, as it applies to the Guarantor, that the Guarantor will conduct its affairs in such manner that at no time will:

                  (i) the ratio of the Bank Indebtedness of the Guarantor to Tangible Net Worth of the Guarantor, on a consolidated basis, exceed 1.25 to 1;

                  (ii) the Current Ratio of the Guarantor, on a consolidated basis, become less than 1.25 to 1; or

                  (iii) Tangible Net Worth of the Guarantor. on a consolidated basis, become less than US $4,000,000.00;

         (q) "GAAP" means Canadian generally accepted accounting principles, consistently applied:

         (r) "Government Authority" means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign (including, without limitation, Canadian or Panamanian), and including any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing;

         (s) "GSA" has the meaning ascribed to it in Subsection 8.1(c) hereof;

         (t) "Guarantee" has the meaning ascribed to it in Subsection 8.1(b) hereof;

         (u) "Guarantor's Solicitors" means Clark, Wilson, Barristers & Solicitors;

         (v) "Holding Subsidiaries" means, 1058199 Ontario, Inc., Gestion Clauvic, Inc. and Groupe de Gestion Marcoux, Inc.;

         (w) "Indebtedness" means any and all advances, debts, duties, endorsements, guarantees, liabilities, obligations, responsibilities and undertakings of a person assumed, created, incurred or made, whether voluntary or involuntary, however arising, whether due or not due, absolute, inchoate or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether such persons may be liable individually or jointly with others;

         (x) "Lender's Solicitors" means Miller Thomson, LLP, Barristers & Solicitors;

         (y) "Loan" has the meaning ascribed to it by Subsection 2.1 hereof;

         (z) "Market Price" means for any particular day, the closing price of the Common Shares on CDNX;

         (aa) "Material Subsidiaries" means La Societe Desig, Inc., Yam International Communications, Inc., Central Point Technologies, Inc., Business Supplies Are Us, Inc., Mirage Trading Corp., Max Systems Group, Inc., Max Systems Group, Inc. (USA), and Tri-Vu Interactive Corp.;

         (bb) "Morrison Facility" means the credit facility of up to US $3,300,000 advanced by Morrison Financial, pursuant to inter alia, an Agreement dated the 31st day of July, 2000, made among MFI Export Finance, Inc., Business Supplies Are Us, Inc., A.C.C. Corp. and Mirage Trading Corp., qualified by a letter dated September 13, 2000, from MFI Export Finance, Inc. to the Guarantor, as currently constituted, subject to such amendments of the terms thereof, as the Lender consents to in writing, such consent not to be unreasonably withheld;

         (cc) "Note" means the promissory note issued by the Borrower in favor of the Lender and attached hereto as Schedule "B";

         (dd) "Other Bridge Loans" means collectively, the credit facilities advanced to the Guarantor in the following amounts by the following Persons:

                  (i)      US $1,000,000 loan from JCI Timely Services Inc.;

                  (ii)     CDN $2,500,000 loan from Frederick John (Ted)
                           McClean;

                  (iii)    US $1,100,000 loan from Dunross Capital, Ltd.;

                  (iv)     US $1,000,000 loan from 1220356 Ontario, Ltd;

                  (v) US $2,000,000 loan from Dr. Abraham Gotman (provided, however, that the first US $1,000,000 of such principal amount shall be deemed to be a Subsequent Credit Facility);

         (ee)     "Parties" means the Lender, the Borrower and the Guarantor;

         (ff) "Permitted Encumbrances" means those Encumbrances listed in Exhibit "I" of Schedule "C" attached hereto;

         (gg) "Permitted Indebtedness" means that Indebtedness listed and the particulars of which are provided in Exhibit "II" of Schedule "C" attached hereto;

         (hh) "Person" means an individual, corporation, body, corporate, firm, partnership, syndicate, joint venture, association, trust, unincorporated organization or Governmental Authority, or any trustee, executor, administrator or other legal representative;

         (ii)     "PMSJ" means:

                  (i) a security interest taken in personal property of the Borrower or Guarantor, as the case may be, to the extent that it secures payment of all or part of the purchase price of such personal property;

                  (ii) a security interest taken in personal property of the Borrower or Guarantor, as the case may be, by a Person who gives value for the purpose of enabling the Borrower or Guarantor, as the case may be, to acquire rights in such personal property, to the extent that the value given is applied to acquire those rights;

                  (iii) the interest of the Borrower or Guarantor, as the case may be, as a lessor of goods under a lease for a term of more than one year; and

                  (iv) and the interest of a Person who delivers goods to the Borrower or the Guarantor, as the case may be, under commercial consignment;

                  but does not include a transaction of sale by and lease back to the seller;

                  (jj) "Principal" means the aggregate principal amount of the Loan being US $400,000;

                  (kk) "Security Documents" means, collectively, the Guarantee together with the GSA;

                  (ll) "Subsequent Credit Facility" means such credit facility or facilities with respect to the Guarantor, the Borrower or any of the Material Subsidiaries, as may be arranged subsequent to the Closing Date, up to a maximum amount of US $2,500,000 less (i) CDN $550,000 (said amount representing the amount of an existing credit facility provided by Actrade Capital Canada, Inc. to Business Supplies Are Us, Inc.), (ii) US $100,000 (said amount representing that portion of the US $1,100,000 provided by Dunross Capital, Ltd., not used to retire pre-existing debt), (iii) US $1,000,000 (said amount representing that portion of the US $2,000,000 credit facility provided by Dr. Abraham Gotman not used to retire pre-existing debt), and (iv) CDN $598,000 (said amount representing the amount of present credit facility provided in trust by Raymond James, Ltd.); provided that Subsequent Credit Facility shall not mean any credit facility or facilities with respect to the Guarantor, the Borrower or any of the Material Subsidiaries used solely to repay any Permitted Indebtedness other than an existing Subsequent Credit Facility (including the amounts specified in items (I) through (iv) above);

                  (mm) "Tangible Net Worth" means, with respect to any Person at any time, the net worth of such Person, on a consolidated basis, at such time after excluding therefrom the aggregate amount of any intangible assets of such Person (including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names);

                  (nn) "Taxes" has the meaning as ascribed to it in Subsection 3.5 hereof; and

                  (oo) "Term" means that period of time commencing on the closing Date and ending on the Maturity Date.

                                   SCHEDULE B

                                 PROMISSORY NOTE


US $400,000                                                     August 15, 2001

FOR VALUE RECEIVED,. COMMERCIAL CONSOLIDATORS CORP. (formerly known as MIRAGE IMPEX, INC.), a Panamanian company (the "Borrower"), promises to pay to the order of FORUM INTERAMERICAN CORP. (the "Lender") the sum of FOUR HUNDRED THOUSAND DOLLARS (US $400,000) of lawful money of the United States of America (the "Principal Sum") together with interest thereon, as herein provided.

The Principal Sum will bear interest at 14% per annum both before and after each of maturity, default and judgment.

The Principal Sum, together with all accrued and unpaid interest, will become due and be paid in accordance with the terms of the Bridge Loan Agreement (the "Agreement") dated for reference the 15th day of August, 2001, made among the Lender, the Borrower and Commercial Consolidators Corp.

In the event of any inconsistency or conflict between any of the provisions of this Note and any of the provisions of the Agreement, the provisions of the Agreement will prevail; but the omission from the Agreement of any covenant, agreement, term, or condition contained in this Note will not, of itself be considered to be an inconsistency or a conflict.

The Borrower hereby waives the demand and presentment for payment, notice of non-payment, protest and notice of protest of this Note and agrees to pay and completely indemnify the Lender for all costs and expenses (including legal fees and costs) paid or incurred in collecting any monies due thereunder.

Extension of time of payment of all or any part of the amount owing hereunder, at any time or times, and failure of the Lender to enforce any of its rights or remedies hereunder will not release the Borrower from its obligations hereunder or constitute a waiver of the rights of the Lender to enforce any rights and remedies thereafter.

This Note will be governed by and construed in accordance with the laws of the Province of Ontario, Canada.


COMMERCIAL CONSOLIDATORS CORP.,
a Panamanian company


Per:
    -----------------------------------
         Authorized Signatory

                                   SCHEDULE C

                                    EXHIBIT I
                             PERMITTED ENCUMBRANCES


For the purposes of this Agreement, the following Encumbrances are permitted in respect to the assets and undertaking of each of the Borrower, Guarantor, the Holding Subsidiaries and the Material Subsidiaries:

         (a) Security granted by any of the Material Subsidiaries in support of the Morrison Facility;

         (b) Security granted by the Borrower, the Guarantor or any of the Material Subsidiaries in support of the BI)C Loan;

         (c) Any PMSI granted by the Borrower, the Guarantor or any of the Material Subsidiaries, as the case may be, provided that the amount secured by such PMSI does not exceed the purchase price for the property which is the subject of such PMSI;

         (d) Security granted in favor of any Governmental Authority by way of cash deposits, bonds or letters of credit, and any cash collateral granted to any financial institution to obtain bonds or letters of credit issued to any Governmental Authority;

         (e) Security granted by the Guarantor in support of the Other Bridge Loans; and

         (f) Security granted by the Guarantor in respect to any Subsequent Credit Facility.


                                   EXHIBIT II
                             PERMITTED INDEBTEDNESS

The following credit facilities represent the permitted indebtedness with respect to the Borrower, Guarantor, the Holding Subsidiaries and the Material
Subsidiaries:

         (a)      Morrison Facility;

         (b)      Other Bridge Loans;

         (c)      Subsequent Credit Facility;

         (d)      BDC Loan; and

         (e) CAD $550,000 loan from Actrade Capital Canada, Inc. to Business Supplies Are Us, Inc.

                                   SCHEDULE D

                 PERMANENT SUBORDINATED DEBT FACILITY TERM SHEET



                              Intentionally Deleted

                                   SCHEDULE E

          PRINCIPAL PLACE OF BUSINESS AND CHIEF EXECUTIVE OFFICE OF THE BORROWER, GUARANTOR AND MATERIAL SUBSIDIARIES AND LOCATION OF
                             THE GUARANTOR'S ASSETS


BORROWER:                  Commercial Consolidators Corp.(formerly known as
                           Mirage Impex, Inc.)
                           (A Free Zone - Colon, Colon - Panamanian Corp.)
                           Edificio Vesrtirama
                           Oficina No. 1
                           Calle 15 Esquina E.
                           Zona Libre de Colon
                           Panama
                           President - Tomas Carlos Gonzalez-Anleo Palma

GUARANTOR:                 Commercial Consolidators Corp.:
                           255 Yonge St.
                           Suite 1010
                           Toronto, Ontario M2N 6P4
                           CEO - Guy Jarvis
                           Location of Assets: same as address above

MATERIAL SUBSIDIARIES:

         (a)      Yam International Communications Inc.
                  3061 N.W. 107 Ave.
                  Miami, Fl. 33172
                  CEO - Yossi Vanon

         (b)      La Societe Desig Inc.
                  9300 boul. Henni-Bourassa 0.
                  Suite 280
                  Montreal, Quebec
                  CEO - Victor Noce

         (c)      Central Point Technologies, Inc.
                  500 Fairway Dr.
                  Suite 210
                  Deerfield Beach., FL  33441
                  CEO - Bert Bolduc

         (d)      Mirage Trading Corp.
                  Suite 107, The Corporate Centre
                  Bush Hill, Bay Street
                  Bridgetown, Barbados
                  William Douglas (Director)

         (e)      Business Supplies Are Us Inc.
                  39 Rivalda Rd.
                  Toronto, Ontario
                  M9M 2M4


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
         (f)      Max Systems Inc.
                  Suite 101. 2938 11th Street. N.E.
                  Calgary, Alberta T2E 7L7
                  CEO - Joe Franklin

         (g)      Tri Vu Interactive Corporation
                  4141 Sladeview Crescent
                  Unit #19
                  Mississauga, Ontario L5L 5T1


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


                                   SCHEDULE F

                                    GUARANTEE



                                  See Attached

                                   SCHEDULE G

                           GENERAL SECURITY AGREEMENT



                                  See Attached


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
                                   SCHEDULE H

                  DIRECTORS, OFFICERS AND MATERIAL SUBSIDIARIES


COMMERCIAL CONSOLIDATORS CORP., an Alberta corporation

Issued and Outstanding Capital (as of February 28, 2001) 18,863,032 common shares

Directors:        Gregory C. Burnett
                  Michael S. Weingarten
                  Frederick McLean
                  Donald Lyons
                  Leonard S. Black
                  Terry Amisano
                  Guy Jarvis

Officers:         Leonard S. Black -- President
                  Gregory C. Burnett -- Secretary
                  Guy Jarvis -- Chief Executive Officer
                  Ricardo Jose Alvarez -- Chief Financial Officer
                  Tomas Carlos Gonzalez Anleo -- Chief Operating Officer
                  Michael S. Weingarten -- Chairman of the Board



COMMERCIAL CONSOLIDATORS CORP. (formerly known as MIRAGE IMPEX, INC.). a Panamanian company.

Issued and Outstanding Capital: One common share with a par value of $100 held by Mirage Trading Corp. (authorized capital: 1,000 common shares with a par value of $l00).

Directors:        Tomas Carlos Gonzalez - Anleo
                  Delia Rico
                  Maria Alejandra Alonso Rodriguez
                  Ofelia Gonzalez - Anleo

Officers:         Tomas Carlos Gonzalez - Anleo (President)
                  Delia Rico (Vice-President)
                  Maria Alejandra Alonso Rodriguez (Secretary)
                  Ofelia Gonzalez - Anleo (Treasurer)


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



                                   SCHEDULE I

                               OWNERSHIP STRUCTURE


                                    [GRAPH]


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